Exhibit 99.1

August 19, 2016

Dear Fellow Shareholder,

I am pleased to announce that our third quarter was arguably the best in the history of our company. For the third quarter ended June 30, 2016, we had net income available to common shareholders of $1.0 million and adjusted EBITDA of $3.0 million on revenue of $43.4 million. Last year, I told you that our fiscal year 2015 third quarter was the second best in our history when we achieved revenues of $35.1 million, a significant increase over the $21.5 million we did in the third quarter of fiscal year 2014.

The accomplishment which we are most proud of was the ability to pay the company’s first dividend to common shareholders. Your company intends to return a responsible portion of our earnings to its shareholders through the payment of at least an annual dividend. This year, we were able to pay $695,000.

The first nine months of fiscal year 2016 have been better than we expected. Primarily, this has been driven by projects starting earlier in the spring, as well as securing several large projects during the year. As I stated last year, we had several delays on our largest project that made fiscal year 2015 appear weak. We increased our income from continuing operations before tax by $880,000 to $2.2 million from $1.3 million for the three months ended June 30, 2016 compared to the same period in 2015 and increased it by $2.3 million to $3.1 million from $845,000 for the nine months ended June 30, 2016 compared to the same time period in 2015.

Our Nitro Electric division, which is primarily responsible for electrical and mechanical services, increased revenues by $2.8 million and $12.6 million, respectively, when comparing the three and nine months ended June 30, 2016 to the same periods in 2015. CJ Hughes, which is primarily responsible for petroleum, gas and water and sewer projects, increased revenues by $5.5 million and $14.1 million, respectively, when comparing the three and nine months ended June 30, 2016 to the same periods in 2015. Consolidated, we also increased our adjusted EBITDA by $774,000 and $1.7 million, respectively, for the three and nine months ended June 30, 2016 compared to the same time periods in 2015.

Last year, I discussed in our shareholder letter the increases in SG&A expenses after a couple of years of aggressive cost controls. I am pleased to announce that our significant revenue increases occurred with only a $74,000 increase in SG&A expenses for the quarter ended June 30, 2016 compared to 2015.

Finally, we have significantly increased our backlog to $77.0 million at June 30, 2016 from $48.8 million at June 30, 2015. This increase is primarily due to several large projects secured in fiscal year 2016 that will continue into the first quarter of fiscal year 2017. We also recently secured a $10.0 million project that will begin in March 2017 and was not included in the June 30, 2016 backlog. We appreciate your continued support and look forward to concluding a great year in September.

Yours Truly,

Doug Reynolds, President

Energy Services of America